UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 24, 2021

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GPRE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Public Offering of Common Stock

On March 1, 2021, Green Plains Inc. (the “Company”) completed the public offering of 8,751,500 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at a public offering price of $23.00 per share (the “Common Stock Offering”). This includes the purchase of 1,141,500 shares of common stock by the underwriters pursuant to the full exercise of their overallotment option. The Common Stock Offering resulted in estimated net proceeds to the Company of approximately $191.1 million, after deducting underwriting discounts and commissions and the Company’s estimated offering expenses.

In connection with the Common Stock Offering, on February 24, 2021, the Company entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with Jefferies LLC and BofA Securities, Inc., as representatives of the several underwriters named therein, relating to the issuance and sale of the Shares. Under the terms of the Common Stock Underwriting Agreement, the underwriters agreed to purchase the Shares from the Company at a price of $23.00 per share. The Company expects to use the net proceeds from the Common Stock Offering for general corporate purposes and to repay the outstanding balance of the 2022 notes (as defined below) at their maturity date.

Public Offering of Convertible Senior Notes

On March 1, 2021, the Company completed the public offering of $230.0 million aggregate principal amount of the Company’s 2.25% convertible notes due 2027 (the “Notes”, and such offering the “Convertible Notes Offering”). This includes the purchase of $30.0 million Notes by the underwriters pursuant to the full exercise of their overallotment option. The Convertible Notes Offering resulted in estimated net proceeds to the Company of approximately $222.5 million, after deducting the underwriting discounts and commissions and the Company’s estimated offering expenses.

In connection with the Convertible Notes Offering, on February 24, 2021, the Company entered into an underwriting agreement with Jefferies LLC and BofA Securities, Inc., as representatives of the several underwriters named therein (the “Convertible Notes Underwriting Agreement” and together with the Common Stock Underwriting Agreement, the “Underwriting Agreements”).

The Notes were issued pursuant to an indenture dated as of March 1, 2021 (the “Base Indenture”) between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by that certain first supplemental indenture, dated as of March 1, 2021, between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture the “Indenture”) in connection with the closing of the Convertible Notes Offering. The Notes were priced to investors in the offering at 100% of par, resulting in estimated net proceeds to the Company of approximately $222.5 million, after deducting the underwriting discounts and commissions and the Company’s estimated offering expenses.

The Company used approximately $156.5 million of the net proceeds of the Convertible Notes Offering to repurchase approximately $135.7 million aggregate principal amount of its 4.125% convertible notes due 2022 (the “2022 notes”), in privately negotiated transactions concurrently with the Convertible Notes Offering. The Company intends to use the balance of the net proceeds from the Convertible Notes Offering to repay the 2022 notes remaining outstanding at their maturity date and for general corporate purposes.

The Notes will bear interest at a rate of 2.25% per year, payable on March 15 and September 15 of each year, beginning September 15, 2021, and mature on March 15, 2027. The Notes will be general senior, unsecured obligations of the Company. On and after March 15, 2024, and prior to the maturity date, the Company may redeem, for cash, all, but not less than all, of the Notes if the last reported sale price of the Company’s common stock equals or exceeds 140% of the applicable conversion price on (i) at least 20 trading days during a 30 consecutive trading day period ending on the trading day immediately prior to the date the Company delivers notice of the redemption; and (ii) the trading day immediately before the date of the redemption notice. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a “fundamental change” (as defined in the indenture for the Notes), holders of the Notes will have the right, at their option, to require the Company to repurchase their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes will be convertible, at the option of the holders, into consideration consisting of, at the Company’s election, cash, shares of the Company’s common stock, or a combination of cash and stock (and cash in lieu of fractional shares). However, before September 15, 2026, the Notes will not be convertible unless certain conditions are satisfied. The initial conversion rate will be 31.6206 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $31.62 per share of the Company’s common stock), representing an approximately 37.5% premium over the offering price of the Company’s common stock. The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, the Company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the Company’s calling the Notes for redemption.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal and accrued interest on all the Notes immediately due and payable.

General

The Common Stock Offering and the Convertible Notes Offering are being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-253148), initially filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2021, and prospectus supplements and accompanying prospectus filed with the SEC.

The Underwriting Agreements contain customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the Common Stock Underwriting Agreement, Convertible Notes Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Notes is not complete and is qualified in its entirety by reference to the full text of the Common Stock Underwriting Agreement, Convertible Notes Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the form of the certificate representing the Notes, copies of which are filed as Exhibits 1.1, 1.2, 4.1, 4.2 and 4.3, respectively, to this report and are incorporated by reference herein. Copies of the opinion of Husch Blackwell LLP relating to the legality of the issuance and sale of Common Stock in the Common Stock Offering and of Notes in the Convertible Notes Offering are attached as Exhibits 5.1 and 5.2, respectively, to this report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 under the heading “Public Offering of Convertible Senior Notes” is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On March 1, 2021, the Company issued a press release announcing the closing of the sale of the Common Stock and Notes. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

1.1

Underwriting Agreement, dated February 24, 2021, related to the Common Stock. (The schedules to the Underwriting Agreement have been omitted. The Company will furnish such schedules to the SEC upon request.)

1.2

Underwriting Agreement, dated February 24, 2021, related to the 2027 Notes. (The schedules to the Underwriting Agreement have been omitted. The Company will furnish such schedules to the SEC upon request.)

4.1	Indenture, dated March 1, 2021, between Green Plains Inc. and Wilmington Trust, National Association, as trustee.

4.2

First Supplemental Indenture relating to the 2.25% Convertible Senior Notes due 2027, dated as of March 1, 2021, between Green Plains Inc. and Wilmington Trust, National Association, including the form of Global Note attached as Exhibit A thereto.

4.3	Form of Global Note representing 2.25% Convertible Senior Notes due 2027 (included as a part of Exhibit 4.2).

5.1	Opinion of Husch Blackwell LLP, related to the Common Stock.

5.2	Opinion of Husch Blackwell LLP, related to the 2027 Notes.

23.1	Consent of Husch Blackwell LLP (included Exhibit 5.1).

23.2	Consent of Husch Blackwell LLP (included in Exhibit 5.2).

99.1	Press Release, dated March 1, 2021.

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2021	Green Plains Inc.

By: /s/ G. Patrich Simpkins Jr. .
G. Patrich Simpkins Jr.
Chief Financial Officer
(Principal Financial Officer)